Exhibit 99.2

FERGUSON PLC
(THE "COMPANY")

NOTIFICATION OF TOTAL VOTING RIGHTS AND CAPITAL IN THE COMPANY

In accordance with DTR 5.6.1, the Company hereby notifies the following:

The Company’s issued share capital as at February 28, 2023 consisted of 232,171,182 ordinary shares of 10 pence each (“Ordinary Shares”), of which 26,071,119 Ordinary Shares were held in treasury as at the date of this disclosure. The voting rights of treasury shares are automatically suspended.

Therefore, the total voting rights in the Company is 206,100,063. This figure may be used by shareholders as the denominator for the calculations by which to determine if they are required to notify their interest in, or a change to their interest in, the Company under the FCA's Disclosure Guidance and Transparency Rules and the Company’s Articles of Association.

Enquiries:

Kate McCormick, Company Secretary
(0118 927 3827)

March 1, 2023